PRAXIS PRECISION MEDICINES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Praxis Precision Medicines, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
Cash Retainers
Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.
Additional Annual Retainer for Non-Executive Chair:                 $30,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:    $16,000
Audit Committee member:    $8,000
Compensation Committee Chair:    $12,000
Compensation Committee member:    $6,000
Nominating and Corporate Governance Committee Chair:    $8,000
Nominating and Corporate Governance Committee member:    $4,000
Science and Technology Committee Chair:    $8,000
Science and Technology Committee member:    $4,000
Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.
Equity Retainers
Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase a number of shares equal to 0.1% of the total number of shares of the Company’s common stock issued and outstanding on the date of grant will be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest in equal monthly installments over three years from the date of grant; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.
Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase a number of shares equal to 0.05% of the total number of shares of the Company’s common stock issued and outstanding on the date of grant, which shall vest in twelve equal monthly installments from the date of grant; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.
Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2020 Stock Option and Incentive Plan).
Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.
Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors and such amount shall be $1,500,000 for the non-executive Chair of the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2020 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions. Notwithstanding the foregoing, the independent members of the Board may make exceptions to these limits in exceptional circumstances, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
Adopted September 9, 2020, as amended January 5, 2022.

2